 BOOKSo A o MILLION(R) News Release

402 Industrial Lane
Birmingham, AL 35211
205-942-3737

Contact:      Sandra B. Cochran
                  President and Chief Executive Officer
                  (205)942-3737

BOOKS-A-MILLION, INC. ANNOUNCES CONTINUATION OF ITS SHARE REPURCHASE PROGRAM

BIRMINGHAM, Ala. (June 21, 2006) – Books-A-Million, Inc. (Nasdaq/NM:BAMM) today announced that its Board of Directors has authorized a program to repurchase up to $10 million of its common stock. This program replaces a previous program to repurchase up to 1.6 million shares that began in March 2004 pursuant to which the Company repurchased 1.5 million shares. Stock may be purchased in the open market or through private transactions from time to time over the next 12 months, dependent upon market conditions.

The plan does not obligate the Company to repurchase any specific number of shares and may be suspended at any time at management’s discretion. The Company currently has 16.7 million shares outstanding. Books-A-Million is one of the nation’s leading book retailers and sells on the internet at www.booksamillion.com. The Company presently operates 205 stores in 20 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the name Bookland, Books-A-Million and Joe Muggs Newsstands.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company’s specific market area; inflation; economic conditions in general and in the Company’s specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company’s Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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